Exhibit 99.1

BWX Technologies, Inc. Announces Proposed Offering of Senior Notes

(LYNCHBURG, Va. – Nov. 4, 2026) BWX Technologies, Inc. (NYSE: BWXT) announced today that it has launched an offering of $500 million aggregate principal amount of senior unsecured notes due 2034 (the “Notes”) in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). The Notes will be guaranteed by each of BWXT’s present and future wholly-owned subsidiaries that are obligors under its existing credit agreement.

BWXT intends to use the net proceeds from the Notes, together with cash on hand, to fund the purchase of all 4.125% Senior Notes due 2028 (the “2028 Notes”) and 4.125% Senior Notes due 2029 (the “2029 Notes” and, together with the 2028 Notes, the “Existing Notes”) that are validly tendered and accepted for purchase in BWXT’s concurrent cash tender offer for any and all Existing Notes and related consent solicitation (the “Tender Offer”), to effect the satisfaction and discharge of the indentures governing the Existing Notes and any Existing Notes that are not purchased in the Tender Offer, and to pay the costs and expenses incurred in connection therewith.

The Notes and the related guarantees have not been and will not be registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws. The Notes and the related guarantees will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States under Regulation S. Any offers of the Notes will be made only by means of a private offering memorandum.

This press release is being issued pursuant to and in accordance with Rule 135c under the Act, and it is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. In addition, this press release does not constitute an offer to purchase or the solicitation of an offer to sell any Existing Notes, or a solicitation of consents with respect to the Existing Notes, in the Tender Offer or otherwise, and shall not constitute an offer, solicitation or purchase in any jurisdiction in which, or to any persons to whom, such offer, solicitation or purchase would be unlawful. The precise timing, size and terms of the offering are subject to market conditions and other factors. No assurances can be made that the offering will be consummated on the proposed terms or at all.

Forward-Looking Statements

This press release contains forward-looking statements based on BWXT's current expectations and assumptions. These include statements about the proposed offering of the Notes, including its terms, timing and completion, and the intended use of the net proceeds therefrom, including to fund the Tender Offer and to effect the satisfaction and discharge of the indentures governing the Existing Notes. Forward-looking statements can generally be identified by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "seek," "goal," "could," "intend," "may," "would," "should," "will" or other words that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are beyond BWXT's control, that could cause actual results to differ materially from those expressed or implied. These factors include market conditions, prevailing interest rates and fluctuations in the price of U.S. Treasury securities. They also include BWXT's ability to complete the offering of the Notes on acceptable terms or at all. As a contractor to the U.S. Government, BWXT is also subject to risks that include, without limitation, budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms and the debt ceiling, the risk of government shutdowns, including the risk of program cancellations, schedule delays, production halts and other disruptions and nonpayment and changing funding and acquisition priorities. For more information on these and other risks and uncertainties, see "Risk Factors" in BWXT's Annual Report on Form 10-K for the year ended December 31, 2025 and its subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except as required by applicable law, BWXT does not intend, and undertakes no obligation, to update or revise any forward-looking statement to reflect events or circumstances after the date of this press release, whether as a result of new information, future events or otherwise.

About BWXT

At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. A U.S.-based company with more than 11,000 employees, BWXT is a Fortune 1000 and Defense News Top 100 manufacturing and engineering innovator that provides safe and effective nuclear solutions for global security, clean energy, nuclear medicine, space exploration and environmental restoration. BWXT owns and operates 19 manufacturing facilities globally, and its 14 strategic partnerships support the U.S. and Canadian governments at more than two dozen additional locations.

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Media Contact

John Dobken

Senior Manager, Media & Public Relations

202.428.6913
jcdobken@bwxt.com

Investor Contact

Chase Jacobson

Vice President, Investor Relations
980.365.4300

investors@bwxt.com